Exhibit 16.1

January 11, 2021

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Omnia Wellness, Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated January 11, 2021, of Omnia Wellness, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO